Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

     Subject to Completion. Dated June 25, 2009.
Prospectus Supplement to the Prospectus dated April 6, 2009
and the Prospectus Supplement dated April 6, 2009 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $ Basket-Linked Notes due (Linked to a Basket of 100 Stocks)

     The notes will not bear interest and are subject to exchange rate risk. The amount in cash that you will be paid on your notes, if any, on the stated maturity date (which will be set on the trade date and is expected to be between 18 and 19 months after the original issue date, subject to adjustment) is based on the change in the value in U.S. dollars of a basket of 100 common stocks (which we refer to as the basket), selected and weighted as described below, as measured from the trade date to and including the determination date (which will be set on the trade date, and is expected to be the tenth scheduled trading day prior to the originally scheduled stated maturity date, subject to adjustment). As more fully described below, you could lose all or a substantial portion of your investment in the notes if the level of the basket decreases.

     The basket includes the largest market capitalization common stocks whose primary listing is on a stock exchange outside of the United States and India and that are included in the Energy, Industrials and Materials sectors of the MSCI All Country World Index. The weighting (based on market capitalization expressed in U.S. dollars) and the number of stocks in each sector is as follows: 37% of the stocks in the Energy sector (37 stocks), 30% of the stocks in the Industrials sector (30 stocks) and 33% of the stocks in the Materials sector (33 stocks). For further information about the selection and weighting of the 100 stocks in the basket, please see “The Basket” on page S-26 and “The Basket Stocks” on page A-1.

     On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash, if any, equal to the cash settlement amount. We will determine the cash settlement amount by first calculating the percentage increase or decrease in the level of the basket, which we refer to as the basket return.

     The basket return will be determined as follows: First, we will subtract the initial basket level (which will be set at 100) from the final basket level (which will be the closing level of the basket on the determination date, subject to adjustment, and which will reflect the relevant exchange rates). Then, we will divide the result by the initial basket level, and express the resulting fraction as a percentage. The cash settlement amount for each $1,000 face amount of your notes will be the sum of (i) $1,000 plus (ii) the product of the basket return, multiplied by $1,000. Therefore, if the basket return is negative, you will have a loss, for each $1,000 face amount, that equals the product of the basket return multiplied by $1,000.

     The amount you will be paid on your notes on the stated maturity date will not be affected by the basket level on any day other than the determination date. You could lose all or a substantial portion of your investment in the notes if the basket return is negative (i.e., the final basket level is less than the initial basket level). The return on your notes is linked to the change in the value in U.S. dollars of the basket on a one-to-one basis. A negative percentage return on the basket will reduce the payment amount, if any, you will receive on the stated maturity date by the same negative percentage.

     In addition, the basket level reflects the U.S. dollar value of the stocks comprising the basket, although none of the stocks are denominated in U.S. dollars. The basket return will depend on the relevant exchange rate for each basket stock on the determination date. As such, even if the prices of the basket stocks have appreciated in the applicable non-U.S. dollar currency over the term of the notes, you may lose a significant amount of your investment if some or all of the currencies in which the basket stocks are denominated decline versus the U.S. dollar.

     Furthermore, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

     Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-15. Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through October     , 2009. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-8 so that you may better understand those risks.

Original issue date:	, 2009	Original issue price:	to be set on the trade date and expected to be between 99% and 101% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

     The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the trade date but prior to the settlement date, at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

     The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated         , 2009

SUMMARY INFORMATION

     We refer to the notes we are offering by this prospectus supplement as the “notes”. Each of the notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-15. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket: the weighted basket of basket stocks; the closing level of the basket will be published daily on Bloomberg page “GSEIMBK1” (or any successor or replacement service or page thereto determined by the calculation agent, in its sole discretion); see “The Basket” on page S-26

Basket stocks: the 100 common stocks listed on A-1 and selected and weighted as described in “The Basket” on page
S-26; the stocks are constituents of the MSCI All Country World Index that are included in the Energy, Industrials and Materials sectors and have a primary listing on an exchange in the following countries: Australia, Austria, Brazil, Canada, China (Hong Kong), Denmark, France, Germany, Ireland, Italy, Japan, Netherlands, Norway, Russia, South Africa, South Korea, Spain, Sweden, Switzerland and United Kingdom; the stocks are subject to substitution prior to the issue date in the sole discretion of the calculation agent

Specified currency: U.S. dollars (“$”); although none of the basket stocks trade or are denominated in U.S. dollars, all amounts payable on your notes will be in U.S. dollars

Face amount: each note will have a face amount of $1,000 or integral multiples of $1,000 in excess thereof; $           in the aggregate for all the notes; the aggregate face amount of the notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the trade date but prior to the settlement date

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash, if any, equal to the cash settlement amount

Cash settlement amount: the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return

Basket return: the result of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Initial basket level (to be set on the trade date): expected to be 100

Final basket level: the closing level of the basket on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” on page S-16

Closing level of the basket: the sum of the product of (i) the final stock price of each of the basket stocks, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-17, expressed in U.S. dollars using the final exchange rate, times (ii) the applicable initial weight for each basket stock times (iii) the applicable multiplier for each basket stock, except in the limited circumstances described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” on page S-16

Stock price: for each of the basket stocks, the official closing price of that basket stock, as quoted on the exchange on which such basket stock has its primary listing, on that trading day, as determined by the calculation agent in its sole discretion, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-17

Initial stock price (to be set on the trade date): for each of the basket stocks, the stock price of such basket stock on the trade date, as determined by the calculation agent in its sole discretion

Final stock price: for each of the basket stocks, the stock price of such basket stock on the determination date, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-17, except in the limited circumstances described under “Specific Terms of Your Notes — Payment on Stated Maturity Date —Consequences of a Market Disruption Event” on page S-16

Non-U.S. dollar basket stock currencies: Australian Dollar (AUD), Brazil Real (BRL), British Sterling (GBP), Canadian Dollar (CAD), Danish Kroner (DKK), Eurozone Euro (EUR), Hong Kong Dollar (HKD), Japanese Yen (JPY), Norwegian Kroner (NOK), Russian Ruble (RUB), South African Rand (ZAR), South Korean Won (KRW), Swedish Kroner (SEK), Swiss Franc (CHF)

Exchange rate: for each of the basket stocks, the applicable exchange rate, expressed as the U.S. dollar value of one unit of non-U.S. dollar currency, as determined on a given trading day by the calculation agent in its sole discretion by reference to the London mid-market rate published by WM Company and displayed on the relevant Reuters page at 4:00 p.m., London time (or any successor or replacement service or any other similar source determined by the calculation agent), subject to certain non-U.S. dollar basket stock currency disruption events described under “Specific Terms of Your Notes — Special Calculation Provision — Market Disruption Event” on page S-23

Initial exchange rate (to be set on the trade date): for each of the basket stocks, the relevant exchange rate on the trade date, as determined by the calculation agent in its sole discretion

Final exchange rate: for each of the basket stocks, the exchange rate as determined on the determination date, subject to certain non-U.S. dollar basket stock currency disruption events described under “Specific Terms of Your Notes — Special Calculation Provision — Market Disruption Event” on page S-23

Primary listing: for each of the basket stocks, as determined by the calculation agent in its sole discretion by reference to information published by Bloomberg Financial Services without independent verification

Multiplier (to be set on the trade date): for each of the basket stocks, as determined by the calculation agent in its sole discretion as described on page S-27

Initial weight: for each of the basket stocks, the initial weight applicable to such basket stock as described in the “The Basket” on page S-26, as determined by the calculation agent in its sole discretion on the trade date

Trade date:

Original issue date (settlement date) (to be set on the trade date): expected to be the tenth scheduled business day following the trade date

Stated maturity date (to be set on the trade date): a specified date that is expected to be between 18 and 19 months after the original issue date, unless postponed as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Stated Maturity Date” on page S-16

Determination date (to be set on the trade date): a specified date that is expected to be the tenth scheduled trading day prior to the originally scheduled stated maturity date, unless postponed as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Determination Date” on page S-16

Business day: as described on page S-22

Trading day: as described on page S-22

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer quotation system

Calculation agent: Goldman, Sachs & Co.

Equity CUSIP:

ISIN:

Q&A

How Do the Notes Work?

     The stated maturity date of the notes offered by this prospectus supplement will be set on the trade date and is expected to be between 18 and 19 months after the original issue date (unless postponed as described elsewhere in this prospectus supplement). The amount in cash, if any, that you will receive for your notes on the stated maturity date will be determined based on the change in value in U.S. dollars of a basket of 100 common stocks, as measured during the period beginning on the trade date to and including the determination date (which will be set on the trade date and is expected to be the tenth scheduled trading day prior to the originally scheduled stated maturity date, subject to adjustment as described elsewhere in this prospectus supplement).

     On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash, if any, equal to the cash settlement amount. We will determine the cash settlement amount by first calculating the percentage increase or decrease in the level of the basket, which we refer to as the basket return.

     The basket return will be determined as follows: First, we will subtract the initial basket level (which will reflect the initial weights, initial stock prices and initial exchange rates) from the final basket level (which will be the closing level of the basket on the determination date, subject to adjustment, and which will reflect the final exchange rates for the non-U.S. dollar basket stock currencies). Then, we will divide the result by the initial basket level, and express the resulting fraction as a percentage.

     The cash settlement amount for each $1,000 face amount of your notes will be:

  the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return.

     The initial basket level will be set at 100. The calculation agent will determine the final basket level, which will be the closing level of the basket on the determination date, subject to adjustment in certain circumstances as described elsewhere in this prospectus supplement.

     You could lose all or substantially all of your investment in the notes if the closing level of the basket declines on the determination date relative to the initial basket level. The closing level of the basket may decline if, among other things, some or all non-U.S. dollar basket currencies decline in value against the U.S. dollar. The notes will not bear interest, and no other payments will be made prior to the stated maturity date. See “Additional Risk Factors Specific to Your Notes” on page S-8.

Which Key Terms Have Not Been Set?

     We have not yet set some key terms, and we will not set those terms until the trade date. These include:

  the original issue price;

  the multiplier for each basket stock;

  the determination date; and

  the stated maturity date.

     We will set these terms on the trade date, and each of them could significantly affect the amount you will receive on the stated maturity date.

Who Should or Should Not Consider an Investment in the Notes?

     We have designed the offered notes for investors who (i) want to participate in a potential increase in a basket of the largest market capitalization common stocks whose primary listing is on a stock exchange outside of the United States and India and that are constituents of the MSCI All Country World Index and that are included in the Energy, Industrials and Materials sectors and (ii) are willing to have their entire investment subject to the risk of a loss if the closing level of the basket declines from the initial basket level over the life of the offered notes. The closing level of the basket may decline if, among other things, the non-U.S. dollar basket currencies decline in value against the U.S. dollar. Because the return on your note is linked to the change in the value in U.S. dollars of the basket on a one-to-one basis, you are exposed to any potential decline of the final basket level from the initial basket level over the life of your notes (from the trade date to the determination date), and you should consider purchasing the offered notes only if you are willing to accept the risk of losing the entire investment in your notes.

     Even if the amount payable on your notes on the stated maturity date equals or exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate with a corresponding maturity. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Notes – Your Notes Will Not Bear Interest” on page S-10.

What Will I Receive If I Sell the Notes Prior to the Stated Maturity?

     If you sell your notes prior to the stated maturity date, you will receive the market price for your notes. The market price for your notes may be influenced by many factors, such as interest rates, exchange rates, and the level and the volatility of the basket and each of the basket stocks. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions or our creditworthiness and other relevant factors, the market value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you receive for your notes may, be significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Our Creditworthiness and Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co. and Taking Into Account Our Credit Spreads) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page S-8 and “— The Market Value of Your Notes May Be Influenced by Many Factors” on page S-10.

What About Taxes?

     The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-29.

     Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract relating to the change in value in U.S. dollars of the basket. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally should be long-term capital gain or loss if you held your notes for more than one year.

     The Internal Revenue Service announced on December 7, 2007 that it is considering the proper Federal income tax treatment of an instrument such as your notes, which could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Furthermore, legislation was introduced that, if enacted, would have required holders of notes, such as your notes, purchased after the bill was enacted to accrue interest income over the life of the notes despite the fact that there may be no interest payments over the life of the notes. We describe this development in more detail under “Supplemental Discussion of Federal Income Tax Consequences – Change in Law” below. You should consult your own tax adviser about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-29 below unless and until such time as Congress, the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

HYPOTHETICAL EXAMPLES

     The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that the various hypothetical closing levels of the basket on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

     The table below is based on a range of final basket levels that are entirely hypothetical; no one can predict what the closing level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket has been highly volatile in the past — meaning that the basket level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

     The information in the table below reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as exchange rates and interest rates. In addition, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Our Creditworthiness and Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co. and Taking Into Account Our Credit Spreads) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page S-8.

     For these reasons, the actual change in value in U.S. dollars of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown in the table shown below or to the simulated historical closing levels of the basket shown elsewhere in this prospectus supplement. For information about the historical levels of the basket during recent periods, see “The Basket — Simulated Historical Closing Levels of the Basket” on page S-27. Before investing in the notes, you should consult publicly available information to determine the closing levels of the basket between the trade date and the date of your purchase of the notes.

     Also, the table shown below does not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket commodities.

     The table below assumes that the original issue price of your notes is 100% of the face amount. Moreover, the table below assumes that there is no change in or affecting the composition of the basket or the method by which the basket is calculated, and that no market disruption event occurs with respect to the basket on the determination date.

     The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the notes on the stated maturity date would equal 100% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
200.00%	200.00%
150.00%	150.00%
125.00%	125.00%
100.00%	100.00%
75.00%	75.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

     The payment amounts shown above are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the determination date and on assumptions, that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors” on page S-10.

     We cannot predict the actual closing level of the basket on the determination date or the market value of your notes, nor can we predict the relationship between the level of the basket and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the notes will depend on the initial stock price, the initial exchange rate and the multiplier for each basket stock and the original issue price that we will set on the trade date and the final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

     An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks, i.e., the stocks comprising the basket to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

You May Lose Your Entire Investment in the Notes

     You can lose all or substantially all of your investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the percentage increase or decrease in the level of the basket as measured from the initial basket level to the closing level of the basket on the determination date (both of which reflect the relevant exchange rates of the non-U.S. dollar basket currencies against the U.S. dollar). If the final basket level for your notes is less than the initial basket level, the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes. Thus, you may lose your entire investment in the notes.

     Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Assuming No Changes in Market Conditions or Our Creditworthiness and Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co. and Taking Into Account Our Credit Spreads) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price

     The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using Goldman, Sachs & Co.’s pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through October     , 2009. After October     , 2009, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

     In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit rating or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

     If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value of Your Notes May Be Influenced by Many Factors” below.

     Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

     There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

Your Notes Are Linked to a Basket of Stocks Denominated in Non-U.S. Dollar Currencies, and Are Therefore Subject to Exchange Rate Risk

     The basket stocks are denominated in the non-U.S. dollar basket stock currencies. However, the final basket level will be calculated in U.S. dollars by converting the final stock prices of each basket stock from the non-U.S. dollar basket stock currency to U.S. dollars. Consequently, if the value of the U.S dollar strengthens against the non-U.S. dollar currencies in which the basket stocks are denominated, you may lose a significant part of your investment in the note, even if the value of the basket stocks, and, consequently the level of the basket, increases over the life of your notes.

     Exchange rates vary over time, and may vary considerably during the life of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

  rates of inflation;

  interest rate levels;

  the balance of payments among countries;

  the extent of government surpluses or deficits in the component countries and the United States; and

  other financial, economic, military and political factors.

     All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the various component countries and the United States and other countries important to international trade and finance.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

     The basket stocks each have their primary listing on an exchange located outside the U.S., as determined by Bloomberg Financial Services without independent verification. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets in which the basket stocks trade may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

     Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

     The primary listing for the basket stocks are on exchanges located in the following countries: Australia, Austria, Brazil, Canada, Denmark, France, Germany, China (Hong Kong), Ireland,

Italy, Japan, Netherlands, Norway, Russia, South Africa, South Korea, Spain, Sweden, Switzerland and the United Kingdom. Certain of these countries are considered to be countries with emerging markets. Countries with emerging markets may have relatively less stable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Your Notes Will Not Bear Interest

     You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket

     The payment amount, if any, for each of your notes is linked to the change in value in U.S. dollars of the basket, which will begin to be calculated and published on                , 2009. Since there will be no actual history for the closing levels of the basket until it begins to be published, no actual historical information about the closing levels of the basket will be available for you to consider in making an independent investigation of the basket performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.

     Furthermore, the calculation agent, at its discretion, may, until the issue date, substitute other stocks for the basket stocks that are listed on page A-1 as comprising the basket.

The Amount Payable on Your Notes Is Not Linked to the Closing Level of the Basket at Any Time Other than the Determination Date

     The final basket level will be based on the closing level of the basket on the determination date (subject to adjustment as described elsewhere in this prospectus supplement). The final basket level will also be calculated by converting the final stock price of each basket stock from its non-U.S. dollar basket stock currency to U.S. dollars. Therefore, if the closing level of the basket dropped precipitously on the determination date, whether because of a decrease in some or all of the prices of the basket stocks or because the value of the U.S. dollar strengthened significantly against the non-U.S. dollar basket stock currencies, the payment amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the basket prior to such drop in the closing level of the basket. Although the actual closing level of the basket on the stated maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the closing level of the basket at any time other than on the determination date.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

     At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Market Value of Your Notes May Be Influenced by Many Factors

     When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

  the volatility – i.e., the frequency and magnitude of changes in the level of the basket;

  economic, financial, regulatory and political, military or other events that may affect the prices of any of the basket stocks and thus the level of the basket;

  interest rate and yield rates in the market;

  currency exchange rates;

  the time remaining until your notes mature; and

  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

     These factors will influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

     You cannot predict the future levels of the basket based on its simulated historical performance. The actual change in value in U.S. dollars of the basket over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the simulated historical closing levels of the basket or to the hypothetical return examples shown elsewhere in this prospectus supplement.

If the Closing Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

     Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. Even if the closing level of the basket increases above the initial basket level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket or Basket Stocks or The Currencies They Are Denominated In May Impair the Value of Your Notes

     As we describe under “Use of Proceeds and Hedging” on page S-25, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing instruments linked to the basket or basket stocks and the relevant non-U.S. dollar basket stock currencies. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps also the basket stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the closing level of the basket or one or more of the basket stocks. Any of these hedging activities may adversely affect the basket — directly or indirectly by affecting the price of the basket stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” on page S-25 for a further discussion of transactions in which we or one or more of our affiliates may engage.

     Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the basket stocks or instruments whose returns are linked to the basket or basket stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the basket level — directly or indirectly by affecting the stock price of the basket stocks — and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the closing level of the basket or one or more of the basket stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us

     As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the basket, the basket stocks and the non-U.S. dollar basket stock currencies that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions for their customers and in accounts under their management. These trading activities, if they influence the closing level of the basket or any other factor that may affect the amount that may be paid on the stated maturity date could be adverse to your interests as a beneficial owner of your notes.

We Are Not Responsible for Any Disclosure by Any of the Basket Stock Issuers

     As we have specified above, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any disclosure relating to the basket stock issuers. You, as an investor in your notes, should make your own investigation into the basket stock issuers. See “The Basket” below for additional information about the basket.

     None of the basket stock issuers are involved in this offering of notes in any way, and none of them have any obligation of any sort with respect to your notes. None of the basket stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive on the Stated Maturity Date

     As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the closing level of the basket on the determination date, which we will use to determine the amount we will pay, if any, on the stated maturity date; the stock prices, specifically whether and how to make anti-dilution adjustments to the final basket stock prices; the exchange rates; market disruption events; non-trading days; the determination date; the stated maturity date; the default amount and any amount payable on your notes. See “Specific Terms of Your Notes” below. The calculation agent also has discretion in making certain adjustments relating to the modification of the basket. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

     Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

     Goldman, Sachs & Co., as calculation agent for your notes, will adjust the final basket stock prices for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends, reorganization events and other events that affect the basket stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments”. The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust any final basket stock price for events such as an offering of the basket stock for cash by the basket stock issuer, a tender or exchange offer for the basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all outstanding shares of the basket stock issuer by a third party. In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events” below. Those events or other actions by the basket stock issuer or a third party may nevertheless adversely affect the market price of the basket stocks and, therefore, adversely affect the value of your notes.

You Have No Shareholder Rights or Rights to Receive any Basket Stock

     Investing in your notes will not make you a holder of any of the basket stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those basket stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the stocks constituting the basket.

The Calculation Agent Can Postpone the Determination Date If a Non-Trading Day or Market Disruption Event With Respect to Any Basket Stock Occurs

     If the calculation agent determines that, on the date that would otherwise be the determination date, that day is not a trading day, the determination date will be postponed until the first following trading day. If the calculation agent determines that, on the date that would otherwise be the determination date, a market disruption event with respect to any basket stock has occurred or is continuing, the determination date for each such basket stock, but not the other basket stocks, will be postponed until the first day on which the market disruption event with respect to each such basket stock has ceased. In no case, however, will the determination date with respect to any basket stock be postponed by more than five scheduled business days from the originally scheduled determination date. Moreover, if the determination date is postponed to the last possible day, but that day is not a trading day or a market disruption event with respect to any such basket stock has not ceased by that day, that day will nevertheless be the determination date. In such a case, the calculation agent will determine the relevant final stock price or prices, and, in turn, the final basket level, based on the procedures described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” below.

Governmental Actions and Changes That Affect the Exchange Rates Could Affect the Amount Payable on Your Note and its Market Value

     The policies of governments in any of the countries in which the basket stocks have a primary listing concerning imposition of exchange or regulatory controls or taxes, the intervention of the central banks, the replacement of the respective non-U.S. dollar basket stock currency or the alteration of the exchange rate or the relative exchange characteristics by devaluation of the respective non-U.S. dollar basket stock currency or otherwise, could affect the relevant final exchange rates and/or the final basket level and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. If events such as these occur, the calculation agent – which initially will be Goldman, Sachs & Co., our affiliate – may determine the applicable final exchange rate or rates – and thus the amount payable on the stated maturity date – in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the final exchange rate or rates under “Specific Terms of Your Notes” below.

The Decrease in the Price of One Basket Stock May Offset Increases in the Other
Basket Stocks Over the Life of the Notes

     The basket is comprised of 100 basket stocks, which are not equally weighted. Declines in the price of one basket stock may offset increases in the prices of the other basket stocks. As a result, the return on the basket – and thus on your notes – may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

A Decline in the Currency of One Basket Stock Against the U.S. Dollar May Offset Increases in the Currency of Other Basket Stocks Against the U.S. Dollar Over the Life of the Notes

     Declines in the currency in which one basket stock is denominated (i.e., if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which that basket stock is denominated) may offset increases in the currencies in which the other basket stocks are denominated. As a result, even if the non-U.S. dollar currencies in which certain of the basket stocks are denominated have appreciated against the U.S. dollar over the term of your notes, you may lose a significant amount of your investment if some or all of the currencies in which the other basket stocks are denominated decline versus the U.S. dollar.

Certain Considerations for Insurance Companies and Employee Benefit Plans

     Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

     The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

     The Internal Revenue Service announced on December 7, 2007 that it is considering the proper Federal income tax treatment of an instrument such as your notes, which could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Furthermore, legislation was introduced that, if enacted, would have required holders of notes, such as your notes, purchased after the bill was enacted to accrue interest income over the life of the notes despite the fact that there may be no interest payments over the life of the notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-29 below unless and until such time as Congress, the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

     We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

     The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The notes are also “indexed debt securities”, as defined in the accompanying prospectus.

     This prospectus supplement summarizes specific financial and other terms that apply to the notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

     In addition to those terms described on the front cover page and in “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

     No interest: we will not pay interest on your notes

     Specified currency:

  U.S. dollars (“$”)

     Form of note:

  global form only: yes, at DTC

  non-global form available: no

     Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

     Defeasance applies as follows:

  full defeasance: no

  covenant defeasance: no

     Other terms:

  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provision” below a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provision” below a trading day for your notes will be as described under “— Special Calculation Provision” below

     Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the trade date, at issue prices, underwriting discounts or commissions and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuances and sales of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

     We describe the terms of your notes in more detail below.

Basket and Basket Stocks

     In this prospectus supplement, when we refer to the basket, we mean the basket specified on the “Key Terms” on S-2 and as described under “The Basket” on S-26. When we refer to the basket stocks as of any time, we mean the 100 common stocks that constitute the basket listed on A-1 and selected as described in “The Basket” on page S-26, after giving effect to any additions, deletions, or substitutions.

Payment on Stated Maturity Date

     On the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash, if any, equal to the cash settlement amount. The cash settlement amount will equal the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return.

     The amount payable on your notes on the stated maturity date, if any, will be based on the closing level of the basket on the determination date (subject to adjustment), which we call the final basket level.

Stated Maturity Date

     The stated maturity date will be set on the trade date and is expected to be between 18 and 19 months after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Determination Date

     The determination date will be set on the trade date and is expected to be the tenth scheduled trading day prior to the originally scheduled stated maturity date, unless the calculation agent determines that (i) that day is otherwise not a trading day, in which case the determination date will be the next following trading day, or (ii) a market disruption event with respect to any basket stock occurs or is continuing on that day, in which case, the determination date for such basket stock, but not the other basket stocks, will be postponed until the first following day on which the calculation agent determines that no market disruption event occurs or is continuing with respect to such basket stock. In no event, however, will the determination date with respect to any basket stock be postponed by more than five scheduled business days. If the determination date is postponed until the last possible day, but that day is not a trading day or a market disruption event with respect to any basket stock has not ceased by that day, the calculation agent shall make all required calculations on such date in the manner described in this prospectus supplement.

Consequences of a Market Disruption Event

     If a market disruption event relating to one or more basket stocks occurs or is continuing on the originally scheduled determination date (if that day is not a trading day, then the following trading day), the calculation agent will calculate the final basket level by using:

  for each basket stock that did not suffer a market disruption event on the originally scheduled determination date, the stock price of such basket stock on such date as quoted on the exchange on which such basket stock has its primary listing, and the exchange rate on such date as determined by the calculation agent in its sole discretion by reference to the London mid-market rate published by WM Company and displayed on the relevant Reuters page at 4:00 p.m., London time (or any successor or replacement service or any other similar source determined by the calculation agent), for each basket stock that did suffer a market disruption event on the originally scheduled determination date (if such market disruption event regards the stock price of such basket stock), the exchange rate of such basket stock on the originally scheduled determination date, and the stock price of such basket stock on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to such basket stock; provided that, if such day occurs more than five scheduled business days after the originally scheduled determination date, the calculation agent shall determine the stock price for such basket stock on the fifth scheduled business day after the originally scheduled determination date, taking into consideration the latest available stock price for such basket stock and any other information deemed relevant by the calculation agent; and

  for each basket stock that did suffer a market disruption event on the originally scheduled determination date (if such market disruption event regards the exchange rate of the currency in which such basket stock is denominated), the stock price of such basket stock on the originally scheduled determination date, and the relevant exchange rate on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to such currency; provided that, if such day occurs more than five scheduled business days after the originally scheduled determination date, the calculation agent shall determine the exchange rate for such basket stock on the fifth scheduled business day after the originally scheduled determination date, taking into consideration the latest available exchange rate for such currency and any other information deemed relevant by the calculation agent.

     In addition, if the calculation agent determines that the closing level of the basket or any stock price or exchange rate that must be used to determine the final basket level is not available on the determination date for any other reason, then the calculation agent will determine the final basket level based on its assessment, made in its sole discretion, of the level of the basket or any relevant stock price or exchange rate on such applicable day.

     For the avoidance of doubt, a market disruption event with respect to any basket stock will not by itself constitute a market disruption event with respect to the other basket stocks.

Anti-Dilution Adjustments

     The calculation agent will adjust the final basket stock price as described below, but only if an event described under one of the seven subsections beginning with “— Stock Splits” below occurs with regard to that basket stock and only if the relevant event occurs during the period described under the applicable subsection.

     The adjustments described below do not cover all events that could affect the final stock price of each basket stock, such as an issuer tender or exchange offer for the basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the basket stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-Dilution Protection” above.

How Adjustments Will Be Made

     In this prospectus supplement, we refer to anti-dilution adjustment of the final stock price of each basket stock. If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

  Step One. The calculation agent will adjust the reference amount. This term refers to the amount of the basket stock or other property for which the final stock price for such basket stock is to be determined on the determination date. For example, if no adjustment is required, the reference amount will be one share of the basket stock. In that case, the final stock price for such basket stock will be the closing price of one share of the basket stock on the determination date. We describe how the closing price will be determined under “— Special Calculation Provision” below.

  If an adjustment is required because one of the dilution events described in the first three subsections below — these involve stock splits, reverse stock splits, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount may be, for example, two shares of the basket stock or one half share of the basket stock, depending on the event. In that example, the final stock price for such basket stock would be the closing price, on the determination date, of two shares of the basket stock or a half share of the basket stock, as applicable.

  If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the basket stock — occurs, then the reference amount will be adjusted to be as follows, assuming there has been no prior anti-dilution adjustment: the amount of each type of property distributed in the reorganization event in respect of one share of the basket stock. In that event, the final stock price for such basket stock will be the value, on the determination date, of the adjusted reference amount.

  The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the seven subsections that follow.

  Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the final stock price for such basket stock, which will be the closing price of one share of the basket stock multiplied by the adjusted reference amount on the determination date.

  However, if the reference amount was adjusted due to the occurrence of a reorganization event such that the reference amount is now made up of distribution property, the final stock price for such basket stock will be the total value of such distribution property (as further adjusted due to any subsequent dilution events) on the determination date as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below.

  Step Three. Having determined the final stock price for such basket stock in step two, the calculation agent will use this price to calculate the cash settlement amount.

     If more than one event requiring adjustment of the final stock price for such basket stock occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each subsequent event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final stock price for such basket stock using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the determination date.

     The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment of the reference amount would result in a change of at least 0.1% in the final basket stock price that would apply without the adjustment. The final basket stock price resulting from any adjustment of the reference amount will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

     If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result. The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

     In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

     The following subsections describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

     A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

     If the basket stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the basket stock times (2) the prior reference amount. The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the trade date and on or before the determination date.

Reverse Stock Splits

     A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

     If the basket stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective. The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the reverse stock split becomes effective after the trade and on or before the determination date.

Other Dividends and Distributions

     The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the basket stock, other than:

  issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

  distributions that are spin-off events described under “— Reorganization Events” below, and‚ extraordinary dividends described below.

     A dividend or other distribution with respect to the basket stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket stock by an amount equal to at least 10% of the stock price of the basket stock on the first trading day before the ex-dividend date.

     If an extraordinary dividend occurs with respect to the basket stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the stock price of the basket stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that stock price exceeds the extraordinary dividend amount. The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

     The extraordinary dividend amount with respect to an extraordinary dividend for the basket stock equals:

  for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

     To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on the basket stock that is an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the final stock price for such basket stock only as described under “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

     If the basket stock issuer issues transferable rights or warrants to all holders of the basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the stock price of the basket stock on the trading day immediately before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

  the numerator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants, and the denominator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the trading day immediately before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately before that ex-dividend date.

     The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the determination date.

Reorganization Events

     Each of the following is a reorganization event:

  the basket stock is reclassified or changed,

  the basket stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the basket stock are reclassified or changed, the basket stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the basket stock such that all of the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person, the basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

  the basket stock issuer effects a spin-off — that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described in the four bullet points above, the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the basket stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the basket stock or by the primary securities exchange on which the basket stock or listed options on the basket stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

     If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in respect of one share of the basket stock — or in respect of whatever the prior reference amount may be — in the reorganization event. We define the term “distribution property” below. For purposes of the three step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be deemed to be the reference amount adjusted as described in step one, the value of the adjusted reference amount on the determination date will be deemed to be the final stock price for such basket stock described in step two and the calculation agent will determine the cash settlement amount based on the final stock price for such basket stock as described in step three.

     The calculation agent will determine the U.S. dollar value of each type of distribution property, in its sole discretion. For any distribution property consisting of a listed security, the calculation agent will use the stock price for the security on the determination date. The calculation agent may value, on the determination date, other types of property in any manner it determines, in its sole discretion, to be appropriate.

     If a holder of the basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

     If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

     For example, if the basket stock issuer merges into another corporation and each share of the basket stock is converted into the right to receive two common shares of the surviving corporation and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving corporation and the specified amount of cash for each share of the basket stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving corporation, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares of the surviving corporation were the basket stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, the final stock price for such basket stock used to calculate the adjusted payment amount will be the total value, as determined by the calculation agent on the determination date, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the determination date.

     The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the determination date.

     Distribution Property. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the basket stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off or any other reorganization event after which the basket stock remains outstanding, the distribution property also includes one share of the basket stock — or other applicable reference amount — in respect of which the distribution is made.

     If a reorganization event occurs, the distribution property distributed in the event will be substituted for the basket stock as described above. Consequently, when we refer to the basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the basket stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

     If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provision” below.

     For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

     Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

     The calculation agent in its sole discretion will make all determinations in connection with the notes regarding the basket, market disruption events, the basket stock prices, particularly whether and how to make anti-dilution adjustments to the final stock price of the basket stocks, the exchange rates, business days, trading days, postponement of the determination date and the stated maturity date, the final basket level, the basket return, the default amount and the amount in cash, if any, to be paid on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

     Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provision

Business Day

     When we refer to a business day with respect to your notes, we mean a day that is a New York business day as defined in the accompanying prospectus.

Trading Day

     When we refer to a trading day with respect to your notes, we mean a day on which the exchanges on which each of the basket stocks has its primary listing is open for trading.

Default Amount

     The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

     Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

  no quotation of the kind referred to above is obtained, or every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

     Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

  A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

     Any of the following will be a market disruption event with respect to any basket stock on any given trading day:

  a material limitation, suspension, or disruption of trading in such basket stock which results in a failure by the exchange on which such basket stock has its primary listing to report a stock price for such basket stock on such trading day, failure by the exchange on which such basket stock has its primary listing or other price source to announce or quote the stock price for such basket stock on such trading day,

  trading in any basket stock on the exchange on which such basket stock has its primary listing is suspended or interrupted subsequent to the opening of trading and trading in such basket stock does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such basket stock, or, with respect to each exchange rate, a market disruption event will occur when the final exchange rates are not made available by WM Company and displayed on their corresponding Reuters page at 4:00 p.m., London time (or any successor or replacement service or page), and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

     The following events will not be market disruption events:

  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and a decision to permanently discontinue trading in the option or futures contracts relating to the basket stock.

     In this subsection about market disruption events, references to the basket stock include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

     In anticipation of the sale of the offered notes, we and/or our affiliates on or before the trade date have entered into or expect to enter into hedging transactions involving sales and/or purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks, or currencies in which the basket stocks are denominated. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the basket or basket stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the basket or some or all of the basket stocks,

  may take or dispose of positions in the securities of the basket stock issuers themselves,

  may enter into currency hedges, and/or

  may take short positions in the basket stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

     We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket or basket stocks. We expect these steps to involve sales of instruments linked to the basket on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks, or currencies in which the basket stocks are denominated.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount, if any, we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket or Basket Stocks or The Currencies They Are Denominated in May Impair the Value of Your Notes” on page S-11 and “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” on page S-12 for a discussion of these adverse effects.

THE BASKET

     The basket is fixed and consists of a weighted basket of 100 common stocks that are constituents of the MSCI All Country World Index and are included in three sectors: Energy, Industrials and Materials. The stocks have a primary listing, as determined by Bloomberg Financial Services without independent verification, on an exchange in the following countries: Australia, Austria, Brazil, Canada, Denmark, France, Germany, China (Hong Kong), Ireland, Italy, Japan, Netherlands, Norway, Russia, South Africa, South Korea, Spain, Sweden, Switzerland and the United Kingdom.

     Since the basket will only be calculated and reported in U.S. dollars commencing on             , 2009 (when the basket is first launched), there is no actual historical information about the closing levels of the basket as of the date of this prospectus supplement. The initial level of the basket is expected to be set at 100 as of the trade date.

Composition

     The 100 common stocks held by the basket are listed on page A-1. Different stocks may be substituted for the basket stocks listed on page A-1 prior to the issue date in the sole discretion of the calculation agent.

     In determining which 100 common stocks of the Energy, Industrials and Materials sectors of the MSCI All Country World Index would comprise the basket, first, only those stocks whose primary listing is on an exchange outside of the United States and India, as determined by Bloomberg Financial Services without independent verification, were selected. These exchanges are located within the countries specified above. Second, the total weight of each sector (Energy, Industrials and Materials) represented among the 100 common stocks was calculated by dividing (i) the sum of the market capitalization expressed in U.S. dollars of all the remaining common and preferred stocks for each sector by (ii) the total market capitalization expressed in U.S. dollars of all the remaining common and preferred stocks for all three sectors, expressed as a percentage. The resulting weight for each sector was: 37% of the stocks in Energy Sector, 30% of the stocks in the Industrials Section and 33% of the stocks in the Materials Sector.

     The number of stocks across all three sectors was further reduced to 100 names based upon sector weight (37 stocks from the Energy sector, 30 stocks from the Industrials sector, 33 stocks from the Materials sector). The stocks selected for each sector were only those common stocks with the highest market capitalizations expressed in U.S. dollars, up to the allotted number of stocks for each sector. Within certain sectors, the common stocks of certain companies appeared twice due to (1) multiple classes of shares (i.e., Class A vs. Class B shares) or (2) dual listed company status (i.e., the company maintains primary listings on two different exchanges). If, for any given sector, one company had two sets of selected common stocks, the common stock with the higher market capitalization was kept in the basket, and the common stock with the lower market capitalization was removed. For any sector that lost common stocks due to this type of duplication, the common stocks with the next-highest market capitalizations were then selected, up to the allotted number of stocks for that sector.

Per-Industry Sector Breakdown of the Basket Stocks as of June 8, 2009

Industry Sector	Aggregate Index Stock Weighting (%)
Energy	37.00

Industrials	30.00

Metals	33.00

Initial Weight for Each Basket Stock

     Once the stocks for each sector were selected, each stock was assigned a weighting proportional to its market capitalization expressed in U.S. dollars within its respective sector by dividing the market capitalization expressed in U.S. dollars of each stock by the total market capitalization expressed in U.S. dollars of all the stocks selected for its sector. Then, each stock’s weighting was adjusted to reflect the overall weighting of its sector within the basket by multiplying each stock sector weight by its sector’s percentage weight within the basket (37% for the Energy sector, 30% for Industrials and 33% for Materials) to obtain that stock’s original initial weight. Lastly, if the original initial weight for any basket stock exceeded 5% of the basket, its weighting was reduced to 5% and the difference between the original initial weight and 5% was distributed on a pro-rata basis among the remaining basket stocks within the respective sector with an original initial weight of 5% or less, provided however that such pro-rata distribution did not cause any stock to exceed 5% of the basket. The resulting weight is referred to as the initial weight for each basket stock.

Multiplier

     The initial weight for each basket stock was fixed as of June 8, 2009. The multiplier is the factor, as determined by the calculation agent in its sole discretion, required such that the total weighted value of the basket stocks as of the trade date is 100, and each basket stock, after applying the multiplier, has on the trade date the same relative initial weight that it had the date that the initial weight for each basket stock was fixed.

Calculation of the Basket

     The initial basket level is expected to be set at 100. The final basket level is the sum of the product of (i) the final stock price of each of the basket stocks (subject to anti-dilution adjustments described under “Specific Terms of Your Notes — Anti-Dilution Adjustments”), expressed in U.S. dollars using the applicable final exchange rate, times (ii) the applicable initial weight of each of the basket stocks times (iii) the applicable multiplier of each of the basket stocks.

Simulated Historical Closing Levels of the Basket

     Because the basket is a newly created basket and its level will begin to be calculated and published only on         , 2009, there is no actual historical information about the closing levels of the basket as of the date of this prospectus supplement. Therefore, the simulated closing levels of the basket provided in the table below were calculated from publicly available historical stock prices of each basket stock in accordance with the methodology of the basket and subject to several factors described below.

     The simulated closing levels of the basket were calculated over a period commencing on December 30, 2005 and ending on June 24, 2009. The simulated closing levels of the basket were calculated by using (i) the base level of 100 as of December 30, 2005, (ii) the historical price and outstanding shares data of such applicable basket stocks on each of the dates within such period and (iii) the historical exchange rates data applicable on each of the dates within such period.

     You should not take the simulated historical closing levels of the basket as an accurate estimate of historical levels or an indication of the future levels of the basket. The simulated closing levels of the basket were calculated based on several factors that may not necessarily be true had actual historical closing levels of the basket been available.

     The simulated closing level of the basket has fluctuated in the past and the actual closing level of the basket may, in the future, experience significant fluctuations. Any historical upward or downward trend in the simulated closing level of the basket during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the life of your notes.

     We cannot give you any assurance that the future performance of the basket or the basket stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the basket. In light of the increased volatility currently being experienced by global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

     The table below shows the high, low and final simulated closing levels of the basket for each of the four calendar quarters in 2006, 2007, 2008 and the first two calendar quarters in 2009, through June 24, 2009. Since the basket will begin to be published only on             , 2009, any data presented below is based on simulated closing levels of the basket based on publicly available historical closing prices of the basket stocks and subject to the factors stated elsewhere in this prospectus supplement. We obtained the simulated closing levels listed in the table below from publicly available sources, without independent verification by us.

     We cannot assure you that the simulated historical performance of the basket set forth below will be replicated in the future or that the hypothetical closing levels of the basket will serve as a reliable indicator of its future performance.

Hypothetical Historical High, Low and Final Closing Levels of the Basket

	High	Low	Close
2006
Quarter ended March 31	112.74	102.56	112.02
Quarter ended June 30	124.77	100.36	112.69
Quarter ended September 30	115.69	105.94	110.35
Quarter ended December 31	125.36	108.20	125.36
2007
Quarter ended March 31	132.97	118.49	132.68
Quarter ended June 30	151.94	132.14	151.90
Quarter ended September 30	164.94	135.45	164.94
Quarter ended December 31	174.89	159.53	167.26
2008
Quarter ended March 31	168.23	140.37	156.25
Quarter ended June 30	187.16	156.31	172.94
Quarter ended September 30	170.31	114.51	114.51
Quarter ended December 31	114.04	68.70	87.75
2009
Quarter ended March 31	92.89	69.70	81.24
Quarter ending June 30 (through June 24, 2009)	110.91	82.49	99.43

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

     The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

     This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

  a citizen or resident of the United States;

  a domestic corporation;

  an estate whose income is subject to United States federal income tax regardless of its source; or

  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  a dealer in securities or currencies;

  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  a bank;

  a life insurance company;

  a regulated investment company;

  a tax exempt organization;

  a person that owns a note as a hedge or that is hedged against interest rate risks;

  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

  a person whose functional currency for tax purposes is not the U.S. dollar.

     Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

     Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     You will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid forward contract relating to the performance of the basket.

     If your notes are characterized as described above, your tax basis in your notes generally should equal your cost for your notes. Upon the sale or maturity of your notes, you should recognize gain or loss equal to the difference between the amount realized on the sale or maturity and your tax basis in your notes. The gain or loss generally should be short-term capital gain or loss if you hold the notes for one year or less and should be long-term capital gain or loss if you hold the notes for more than one year.

     There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

     Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

     If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your notes. In general, if you purchase your notes on the applicable original issue date, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.

     If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

     If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

     It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, because the performance of the basket takes into account changes in the exchange rates of the foreign currencies in which the stocks underlying the basket are denominated, it is possible that the Internal Revenue Service could assert that your notes should be subject to Section 988 of the Code. If Section 988 applied to your notes, it is possible that all or a portion of any gain or loss that you recognize upon the sale or maturity of your notes could be treated as ordinary gain or loss. You should consult your own tax advisor as to the availability and effect of such election.

     You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

Change in Law

     A bill was introduced in Congress that, if enacted, would have required holders of notes, such as your notes, purchased after the bill was enacted to accrue interest income over the life of the notes despite the fact that there may be no interest payments over the life of the notes. It is not possible to predict whether a similar bill or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

     In addition, on December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise required by law, the Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

     It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

     Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

     This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

  a nonresident alien individual;

  a foreign corporation; or

  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

     You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to withhold on payments with respect to your notes unless you comply with the requirements necessary to avoid withholding on debt instruments (in which case you will not be subject to such withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.

     Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

     As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

     The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

     If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this prospectus supplement.

     In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $       . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

     We expect to deliver the notes against payment therefor in New York, New York on                , 2009, which is expected to be the tenth scheduled business day following the trade date and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes initially are expected to settle in ten business days (T+10), to specify alternative settlement arrangements to prevent a failed settlement.

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

     (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

     (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

     (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

     (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     Goldman, Sachs & Co. has represented and agreed that:

     (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

     (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. No. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. No. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. No. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. No. 571, Laws of Hong Kong) and any rules made thereunder.

     The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998, as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

     This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

     Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

THE BASKET STOCKS
(Weighted as of June 8, 2009)

The following lists the basket stocks and corresponding initial weights as of June 8, 2009, assuming the basket was constituted on June 8, 2009. Although the initial weight for each basket stock was fixed as of that date, the initial stock prices, both in the non-U.S. dollar basket stock currencies and in U.S. dollars, and the multipliers will not be determined until the trade date. All of those factors will affect the basket return, and, consequently, the amount payable on your note, if any, on the stated maturity date.

Initial
Stock
				Price				Original
				(Non-U.S.	Initial	Initial Stock		Initial	Initial
Bloomberg				Dollar	Exchange	Price		Weight	Weight
Ticker	Corporation	Currency	Sector	Currency)	Rate	(U.S.Dollars)	Multiplier	(%)	(%)

BP/ LN	BP PLC	GBP	Energy					5.28%	5.00%

FP FP	TOTAL SA	EUR	Energy					4.18%	4.22%

RDSA LN	ROYAL DUTCH	GBP	Energy
	SHELL PLC-A
	SHS							3.24%	3.27%

ENI IM	ENI SPA	EUR	Energy					2.17%	2.19%

BG/ LN	BG GROUP PLC	GBP	Energy					2.10%	2.12%

GAZP RX	GAZPROM OAO	RUB	Energy					1.87%	1.89%

PER3 BS	PETROBRAS -	BRL	Energy
	PETROLEO BRAS							1.66%	1.67%

ECA CT	ENCANA CORP	CAD	Energy					1.39%	1.40%

SU CT	SUNCOR	CAD	Energy
	ENERGY INC							1.09%	1.10%

CNQ CT	CANADIAN	CAD	Energy
	NATURAL
	RESOURCES							1.06%	1.07%

883 HK	CNOOC LTD	HKD	Energy					0.87%	0.87%

LKOH RX	LUKOIL 0AO-CLS	RUB	Energy					0.86%	0.87%

857 HK	PETROCHINA CO	HKD	Energy
	LTD-H							0.86%	0.87%

STL NO	STATOILHYDRO	NOK	Energy
	ASA							0.81%	0.82%

SOL SJ	SASOL LTD	ZAR	Energy					0.76%	0.77%

PCA CT	PETRO-CANADA	CAD	Energy					0.71%	0.72%

TRP CT	TRANSCANADA	CAD	Energy
	CORP							0.63%	0.63%

REP SQ	REPSOL YPF SA	EUR	Energy					0.56%	0.57%

WPL AU	WOODSIDE	AUD	Energy
	PETROLEUM LTD							0.56%	0.57%

TLM CT	TALISMAN	CAD	Energy
	ENERGY INC							0.54%	0.54%

TLW LN	TULLOW OIL PLC	GBP	Energy					0.42%	0.42%

ENB CT	ENBRIDGE INC	CAD	Energy					0.42%	0.42%

IMO CT	IMPERIAL OIL	CAD	Energy
	LTD							0.41%	0.42%

386 HK	CHINA	HKD	Energy
	PETROLEUM &
	CHEMICAL-H							0.40%	0.41%

NXY CT	NEXEN INC	CAD	Energy					0.39%	0.40%

1088 HK	CHINA SHENHUA	HKD	Energy
	ENERGY CO - H							0.38%	0.39%

CCO CT	CAMECO CORP	CAD	Energy					0.36%	0.36%

ORG AU	ORIGIN ENERGY	AUD	Energy
	LIMITED							0.35%	0.36%

STO AU	SANTOS LTD	AUD	Energy					0.33%	0.33%

ROSN RM	ROSNEFT OIL	RUB	Energy
	COMPANY							0.28%	0.28%

HSE CT	HUSKY ENERGY	CAD	Energy
	INC							0.27%	0.27%

5001 JT	NIPPON OIL	JPY	Energy
	CORP							0.26%	0.26%

TEN IM	TENARIS SA	EUR	Energy					0.25%	0.25%

SPM IM	SAIPEM	EUR	Energy					0.24%	0.24%

OGXP3 BS	OGX PETROLEO	BRL	Energy
	E GAS
	PARTICIPACOES
	SA							0.24%	0.24%

1605 JT	INPEX CORP	JPY	Energy					0.23%	0.24%

OMV AV	OMV AG	EUR	Energy					0.20%	0.21%

SIE GY	SIEMENS	EUR	Industrials					3.90%	3.90%
	AG-REG

ABBN VX	ABB LTD-REG	CHF	Industrials					2.26%	2.26%

Initial
Stock
				Price				Original
				(Non-U.S.	Initial	Initial Stock		Initial	Initial
Bloomberg				Dollar	Exchange	Price		Weight	Weight
Ticker	Corporation	Currency	Sector	Currency)	Rate	(U.S.Dollars)	Multiplier	(%)	(%)

8058 JT	MITSUBISHI	JPY	Industrials					1.64%	1.64%
	CORP

8031 JT	MITSUI & CO LTD	JPY	Industrials					1.42%	1.42%

CNR CT	CANADIAN NATL	CAD	Industrials					1.27%	1.27%
	RAILWAY CO

DG FP	VINCI SA	EUR	Industrials					1.24%	1.24%

BA/ LN	BAE SYSTEMS	GBP	Industrials					1.19%	1.19%
	PLC

PHIA NA	PHILIPS	EUR	Industrials					1.19%	1.19%
	ELECTRONICS
	NV

9020 JT	EAST JAPAN	JPY	Industrials					1.17%	1.17%
	RAILWAY CO

SU FP	SCHNEIDER	EUR	Industrials					1.08%	1.08%
	ELECTRIC SA

13 HK	HUTCHISON	HKD	Industrials					0.99%	0.99%
	WHAMPOA LTD

6954 JT	FANUC LTD	JPY	Industrials					0.95%	0.95%

VWS DC	VESTAS WIND	DKK	Industrials					0.90%	0.90%
	SYSTEMS A/S

6301 JT	KOMATSU LTD	JPY	Industrials					0.88%	0.88%

SGO FP	COMPAGNIE DE	EUR	Industrials					0.87%	0.87%
	SAINT-GOBAIN

ALO FP	ALSTOM	EUR	Industrials					0.83%	0.83%

DPW GY	DEUTSCHE POST	EUR	Industrials					0.76%	0.76%
	AG-REG

8053 JT	SUMITOMO	JPY	Industrials					0.71%	0.71%
	CORP

6503 JT	MITSUBISHI	JPY	Industrials					0.70%	0.70%
	ELECTRIC CORP

8001 JT	ITOCHU CORP	JPY	Industrials					0.69%	0.69%

7011 JT	MITSUBISHI	JPY	Industrials					0.69%	0.69%
	HEAVY
	INDUSTRIES

9022 JT	CENTRAL JAPAN	JPY	Industrials					0.61%	0.61%
	RAILWAY CO

RR/ LN	ROLLS-ROYCE	GBP	Industrials					0.61%	0.61%
	GROUP PLC

EN FP	BOUYGUES SA	EUR	Industrials					0.55%	0.55%

SAND SS	SANDVIK AB	SEK	Industrials					0.51%	0.51%

5802 JT	SUMITOMO	JPY	Industrials					0.51%	0.51%
	ELECTRIC
	INDUSTRIES

9735 JT	SECOM CO LTD	JPY	Industrials					0.50%	0.50%

9104 JT	MITSUI OSK	JPY	Industrials					0.49%	0.49%
	LINES LTD

EXPN LN	EXPERIAN PLC	GBP	Industrials					0.48%	0.48%

6326 JT	KUBOTA CORP	JPY	Industrials					0.48%	0.48%

BHP AU	BHP BILLITON	AUD	Materials					4.80%	4.80%
	LTD

RIO LN	RIO TINTO PLC	GBP	Materials					2.02%	2.02%

BAS GY	BASF SE	EUR	Materials					1.90%	1.90%

AAL LN	ANGLO	GBP	Materials					1.83%	1.83%
	AMERICAN PLC

POT CT	POTASH CORP	CAD	Materials					1.58%	1.58%
	OF
	SASKATCHEWAN

ABX CT	BARRICK GOLD	CAD	Materials					1.49%	1.49%
	CORP

MT NA	ARCELORMITTAL	EUR	Materials					1.40%	1.40%

VALE3 BS	VALE SA	BRL	Materials					1.31%	1.31%

G CT	GOLDCORP INC	CAD	Materials					1.24%	1.24%

SYNN VX	SYNGENTA	CHF	Materials					1.14%	1.14%
	AG-REG

AI FP	AIR LIQUIDE SA	EUR	Materials					1.07%	1.07%

XTA LN	XSTRATA PLC	GBP	Materials					1.03%	1.03%

005490 KP	POSCO	KRW	Materials					0.99%	0.99%

4063 JT	SHIN-ETSU	JPY	Materials					0.94%	0.94%
	CHEMICAL CO
	LTD

5401 JT	NIPPON STEEL	JPY	Materials					0.90%	0.90%
	CORP

CRH ID	CRH PLC	EUR	Materials					0.78%	0.78%

Initial
Stock
				Price				Original
				(Non-U.S.	Initial	Initial Stock		Initial	Initial
Bloomberg				Dollar	Exchange	Price		Weight	Weight
Ticker	Corporation	Currency	Sector	Currency)	Rate	(U.S.Dollars)	Multiplier	(%)	(%)

5411 JT	JFE HOLDINGS	JPY	Materials					0.74%	0.74%
	INC

LG FP	LAFARGE SA	EUR	Materials					0.66%	0.66%

K CT	KINROSS GOLD	CAD	Materials					0.60%	0.60%
	CORP

LIN GY	LINDE AG	EUR	Materials					0.60%	0.60%

NCM AU	NEWCREST	AUD	Materials					0.59%	0.59%
	MINING LIMITED

IMP SJ	IMPALA	ZAR	Materials					0.58%	0.58%
	PLATINUM
	HLDINGS LTD

ANG SJ	ANGLOGOLD	ZAR	Materials					0.55%	0.55%
	ASHANTI LTD

HOLN VX	HOLCIM	CHF	Materials					0.54%	0.54%
	LTD-REG

SDF GY	K+S AG	EUR	Materials					0.52%	0.52%

AKZA NA	AKZO NOBEL	EUR	Materials					0.51%	0.51%

CSNA3 BS	CIA	BRL	Materials					0.46%	0.46%
	SIDERURGICA
	NACIONAL SA

TKA GY	THYSSENKRUPP	EUR	Materials					0.45%	0.45%
	AG

GMKN RX	MMC NORILSK	RUB	Materials					0.44%	0.44%
	NICKEL

5405 JT	SUMITOMO	JPY	Materials					0.43%	0.43%
	METAL
	INDUSTRIES

AEM CT	AGNICO-EAGLE	CAD	Materials					0.42%	0.42%
	MINES

TCK/B CT	TECK	CAD	Materials					0.39%	0.39%
	RESOURCES
	LTD-CLS B

2002 TT	CHINA STEEL	TWD	Materials					0.39%	0.39%
	CORP

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page
Summary Information	S-2
Q&A	S-4
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-8
Specific Terms of Your Notes	S-15
Use of Proceeds and Hedging	S-25
The Basket	S-26
Supplemental Discussion of Federal Income Tax Consequences	S-29
Employee Retirement Income Security Act	S-32
Supplemental Plan of Distribution	S-33

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$

The Goldman Sachs Group, Inc.

     Basket-Linked Notes due
(Linked to a Basket of 100 Stocks)

Medium-Term Notes, Series D

Goldman, Sachs & Co.